                                AGREEMENT FOR

                         PURCHASE AND SALE OF ASSETS

                                 BY AND AMONG

                 PENSION & BENEFIT FINANCIAL SERVICES, INC.,

              BILL G. LAMBERT, J. MALCOMB MASSEY, RUTH M. ROPER

                                     AND

                       BENEFIT FINANCIAL SERVICES, INC.

                          DATED AS OF APRIL 11, 1997

                              TABLE OF CONTENTS

                                                                                                                         PAGE
                                                                                                                         ----

ARTICLE I      Purchase and Sale of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
               1.1       Assets and Properties to be Transferred  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
               1.2       Excluded Assets.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE II     Purchase Price, Payment, Costs and Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . .   2
               2.1       Purchase Price and Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
               2.2       Closing Costs; Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE III    Assumption of Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
               3.1       Liabilities Assumed by Buyer.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
               3.2       Liabilities Not Assumed by Buyer.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE IV     Closing of Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
               4.1       Closing.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
               4.2       Pension Benefit's Closing Obligations.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
               4.3       Buyer's Closing Obligations.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE V      Joint and Several Representations and Warrantiesof Pension Benefit and Sellers . . . . . . . . . . . . . .   5
               5.1       Capacity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
               5.2       Organization; Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
               5.3       Power and Authority.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
               5.4       Subsidiaries and Investments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
               5.7       Authorizations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
               5.8       Payment of Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
               5.9       Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
               5.10      Absence of Certain Changes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
               5.11      Absence of Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
               5.12      Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
               5.13      Litigation and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
               5.14      Condition of Purchased Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
               5.15      Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
               5.16      Owned Personal Property.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
               5.17      Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
               5.18      Customers.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
               5.19      Insurance Policies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
               5.20      Employment and Labor Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
               5.21      Interested Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
               5.22      Necessary Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
               5.23      Financial Advisor Fees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
               5.24      Disclosure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE VI     Representations and Warranties of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
               6.1       Capacity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
               6.2       Organization; Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
               6.3       Governmental Authorization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
               6.4       Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
               6.5       Disclosure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
               6.6       Financial Advisor Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13





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


ARTICLE VII    Additional Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
               7.1       Conduct of Pension Benefit's Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
               7.2       Tax Returns and Reports.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
               7.3       Payment of Pension Benefit's Obligations.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
               7.4       Access and Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
               7.5       Consents and Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
               7.6       Further Assurances.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
               7.7       Risk of Loss.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
               7.8       Employment Agreements.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE VIII   Closing Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
               8.1       Conditions Precedent to Obligations of Pension Benefit and Sellers.  . . . . . . . . . . . . . .  17
               8.2       Conditions Precedent to Obligations of Buyer.  . . . . . . . . . . . . . . . . . . . . . . . . .  17
               8.3       Best Efforts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE IX     Survival of Representations and Warranties/Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
               9.1       Survival of Representations and Warranties.  . . . . . . . . . . . . . . . . . . . . . . . . . .  18
               9.2       Pension Benefit's and the Sellers' Indemnity Agreement   . . . . . . . . . . . . . . . . . . . .  18
               9.3       Buyer's Indemnity Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
               9.4       Conditions of Indemnification.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
               9.5       Payment.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
               9.6       No Waiver.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
               9.7       Adjustment of Liability.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
               9.8       Limitation of Liability.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
               9.9       Non-Exclusive Remedy.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE X      Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
               10.1      Termination.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE XI     Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
               11.1      Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
               11.2      Entire Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
               11.3      Waivers and Consents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
               11.4      Notices.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
               11.5      Sales and Use Taxes.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
               11.6      Bulk Sales.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
               11.7      Gender.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
               11.8      Right to Open Mail.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
               11.9      Governing Law.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
               11.10     Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
               11.11     Parties in Interest.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
               11.12     Severability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
               11.13     Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25


                  AGREEMENT FOR PURCHASE AND SALE OF ASSETS



         THIS AGREEMENT (this "Agreement") is made as of this 11th day of April, 1997, by and among PENSION & BENEFIT FINANCIAL SERVICES, INC. ("Pension Benefit") and BILL G. LAMBERT ("Lambert"), J. MALCOMB MASSEY ("Massey"), RUTH
M. ROPER ("Roper") (Lambert, Massey and Roper each a, "Seller" and collectively, the "Sellers"), and BENEFIT FINANCIAL SERVICES, INC., an Alabama corporation ("Buyer").

                                 WITNESSETH:

         WHEREAS, Pension Benefit and Sellers are in the business of operating a financial services company located in and around Montgomery, Alabama at the location identified on Schedule 1.1 specializing in the planning, designing, implementation and administration of employee benefit plans (collectively the "Business"); and

         WHEREAS, Buyer wishes to purchase from Pension Benefit and Sellers, and Pension Benefit and Sellers wish to sell, transfer, assign, convey and deliver to Buyer certain assets and property, including the Business as a going concern, and Buyer wishes to assume certain contractual obligations of Pension Benefit, all upon the terms and conditions hereinafter set forth; and

         WHEREAS, Sellers are the sole shareholders of Pension Benefit (each a "Shareholder") and, as a result thereof, will be the primary beneficiaries of the transactions contemplated herein and, as such, are willing to execute and enter into this Agreement;

         NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

                                  ARTICLE I

                         Purchase and Sale of Assets

         1.1 Assets and Properties to be Transferred. Subject to the terms and conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, Pension Benefit and Sellers hereby sell, transfer, assign, convey and deliver to Buyer, and Buyer hereby purchases from Pension Benefit and Sellers, all of the tangible and intangible property listed on Schedule 1.1 annexed hereto, (excluding those certain assets described on Schedule 1.2 annexed hereto), in each case free and clear of all mortgages, liens, encumbrances, equities, claims and obligations to other persons of every kind and character, except with respect to the Assumed Liabilities as described in Section 3.1 (hereinafter collectively referred to as the "Purchased Assets").

         1.2 Excluded Assets. The parties to this Agreement expressly acknowledge and agree that there shall be excluded from the Purchased Assets to be transferred to the Buyer hereunder the assets, rights and properties described on Schedule 1.2 annexed hereto (hereinafter collectively referred to as the "Excluded Assets").

                                  ARTICLE II

            Purchase Price, Payment, Costs and Accounts Receivable

         2.1 Purchase Price and Payment. Upon and subject to the terms and conditions of this Agreement, Buyer shall transfer to Pension Benefit at the Closing (as defined in Section 4.1) the aggregate sum of Two Hundred Eighty Thousand Eight Hundred Twenty-Five Dollars and 23/100's ($280,825.23) (the "Purchase Price") payable by Buyer in immediately available funds by check.

         2.2 Closing Costs; Transfer Taxes. Sellers shall pay, at the Closing or, if due thereafter, promptly when due, all gross receipts taxes, gains taxes, transfer taxes, sales taxes, use taxes, excise taxes, stamp taxes, conveyance taxes and other taxes applicable to, arising out of or imposed upon the transactions contemplated hereunder.

         2.3 Accounts Receivable Buyer shall have the sole right to collect all accounts receivable transferred, and Buyer shall have the right to endorse, without recourse, with the names Pension & Benefit Financial Services, Inc. (or Lambert, Massey, Roper & Taylor, Inc., as the case may be) and Benefit Financial Services, Inc. any checks received on account of any accounts receivable, or similar items, but Buyer need only use reasonable efforts to collect such accounts. Buyer shall have recourse against Sellers for any credit losses incurred with respect to the transferred accounts receivable and
with respect to non-existing or overstated accounts receivable.   Within one
hundred (100) days after Closing, Buyer shall prepare, and promptly thereafter submit, a report to Sellers setting forth all relevant information concerning collection of accounts receivable during the ninety (90) day period following Closing. If such report shows a balance due to Buyer for any uncollected accounts, Buyer may offset such amount from any sums due to Sellers under the Employment Agreements (as hereinafter defined), provided, that if Sellers dispute the amount Buyer proposes to offset, the dispute shall be resolved by arbitration as set forth in Section 11.10 hereof. At the request of Sellers, Buyer shall reassign to Sellers the accounts receivable with respect to which Buyer has been reimbursed by Sellers as set forth above; however, unless Buyer reassigns such accounts receivable to Sellers, Buyer shall, when, as, if and to the extent that any such account is collected, remit to Sellers any amounts due to Sellers by reason of the ultimate collection of such account.


                                 ARTICLE III

                          Assumption of Liabilities

         3.1 Liabilities Assumed by Buyer. Simultaneously with the execution of this Agreement, the Buyer shall by written instrument assume, as of the Closing Date, and thereafter shall fully and timely perform and discharge when due in accordance with their terms, all liabilities and obligations of the Sellers that are described on Schedule 3.1 annexed hereto (hereinafter collectively referred to as the "Assumed Liabilities").

         3.2 Liabilities Not Assumed by Buyer. Buyer shall not assume or incur, and Sellers shall remain liable to pay, perform and discharge, all liabilities and obligations of any of the Sellers other than the Assumed Liabilities.

                                  ARTICLE IV

                         Closing of Purchase and Sale

         4.1 Closing. Closing of the purchase and sale provided for herein (the "Closing") shall occur at the offices of Buyer, 126 North Norton Avenue, Sylacauga, Alabama on April 11, 1997 (the "Closing Date"), or at such other place or time as the parties shall mutually agree upon.

         4.2 Pension Benefit's Closing Obligations. At the Closing, Pension Benefit shall deliver to the Buyer:

                 (a) an executed original of a General Assignment and Bill of Sale, in substantially the form as annexed hereto as Exhibit A, conveying the Purchased Assets to Buyer;

                 (b)      a certified copy of the following documents:

                          (i)     a copy of the Articles of Incorporation and
Bylaws of Pension Benefit, certified as of a date not earlier than three business days prior to the Closing Date from the Secretary of State of Alabama, a certificate from such Secretary of State not earlier than three business days prior to the Closing Date as to the existence of Pension Benefit, and a certificate from the Alabama Department of Revenue not earlier than three business days prior to the Closing Date as to the good standing of Pension Benefit.

                          (ii)    a certificate of the Secretary of Pension
Benefit, dated as of the Closing Date and certifying (A) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors and Shareholders of Pension Benefit authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (B) as to the incumbency and specimen signature of each officer of Pension Benefit executing this Agreement and the transactions contemplated hereby; and

                 (c) all such other agreements, certificates, documents or instruments with respect to the existence and authority of Pension Benefit and Sellers;

                 (d) original executed copies of all lien waivers and releases (including appropriate UCC termination statements dated not earlier than two days prior to the Closing Date) from third parties which Buyer's counsel may deem reasonably necessary or desirable to evidence the proper transfer and assignment by Pension Benefit to Buyer of the Purchased Assets free and clear of all liens and encumbrances of any nature, kind or character;

                 (e) an executed original consent from all third parties (such consent to be in form and substance satisfactory in the reasonable judgment of Buyer's counsel) for each contract or lease included within the Purchased Assets for which a consent to assignment is necessary or desirable in the reasonable judgment of Buyer's counsel, including, without limitation, a consent from the landlord with respect to the assignment of the office lease, or in the alternative Pension Benefit will deliver to Buyer written evidence, in form and substance satisfactory in the reasonable judgment of Buyer's counsel, whereby the appropriate third party agrees to grant such consent subject to Buyer or Pension Benefit curing certain expressly enumerated arrearages or other defaults;

                 (f) an opinion of counsel to Pension Benefit with respect to such matters and in such form as shall be agreed upon between such counsel and Buyer or Buyer's counsel; and

                 (g) all of the books and records of Pension Benefit included in the Purchased Assets, including, but not limited to, true and complete copies of any or all books of account, and Contracts to which Pension Benefit or any of the Sellers are a party; and such other documents as shall be reasonably requested by Buyer;

                 (h) written certification of Sellers that there have been no material adverse changes to the financial condition of Pension Benefit as shown on the Balance Sheet (as defined in Section 5.9(a)); and Pension Benefit has no liabilities, other than as set forth on the Balance Sheet;

                 (i) Employment Agreements (as defined in Section 7.8) executed by each of the Sellers in the forms as Exhibit C annexed hereto;

                 (j) such other documents, instruments, agreements and certificates as Buyer or its counsel may reasonably request.

         4.3 Buyer's Closing Obligations. At the Closing Buyer shall deliver to Pension Benefit:

                 (a) an executed original of an Assumption of the Assumed Liabilities, in form and substance substantially similar to Exhibit B annexed hereto;

                 (b) a certified copy of the resolutions duly adopted by the board of directors of the Buyer authorizing and approving the execution and delivery by Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby and thereby, and that such resolutions have not been modified, rescinded or amended and are in full force and effect;

                 (c) all such certified resolutions, certificates, documents or instruments or agreements as Pension Benefit or its counsel may reasonably request;

                 (d)      the Employment Agreements executed by Buyer;

                 (e) the Purchase Price in accordance with Section 2.1 hereof; and

                 (f) an opinion of counsel to Buyer with respect to such matters and in such form as shall be agreed upon between such counsel and Pension Benefit or Pension Benefit's counsel.

                                  ARTICLE V

               Joint and Several Representations and Warranties
                        of Pension Benefit and Sellers

         As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, and with the knowledge that Buyer shall rely thereon, Pension Benefit and Sellers jointly and severally represent and warrant to Buyer the following as of the date hereof:

         5.1 Capacity. Sellers have the full power, authority and capacity necessary to enter into and perform the obligations under this Agreement, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sellers, and constitutes the legal, valid and binding obligation of them, enforceable in accordance with its terms, except as such enforceability is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.2 Organization; Qualification. Pension Benefit is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Alabama, and Pension Benefit has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Sellers are the sole holders of all of the issued and outstanding capital stock of Pension Benefit. Sellers have obtained, or will have obtained by the Closing Date, any consent needed from any third party to the execution, delivery and performance by Pension Benefit and Sellers of this Agreement.

         5.3 Power and Authority. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Pension Benefit. This Agreement has been duly authorized, executed and delivered by Pension Benefit and constitutes a valid and binding agreement of Pension Benefit, enforceable against Pension Benefit in accordance with its terms, except as such enforceability is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.4 Subsidiaries and Investments. Pension Benefit has no Subsidiaries and Pension Benefit has not in the past and does not currently own, directly or indirectly, any capital stock or other equity, ownership, proprietary or voting interest in any Person, other than Pension Benefit's wholly-owned subsidiary, Corporate Financial Services, Inc., which shall be dissolved prior to the Closing Date. For purposes of this Agreement, a "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association or any person acting in a representative capacity.

         5.5 Governmental Authorization. The execution, delivery and performance by Pension Benefit and Sellers of this Agreement and the consummation by each of them of the transactions contemplated hereby requires no action by or in respect of, or filing with any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, grand jury, official, board or body (collectively, any "Governmental Authority").

         5.6 No Violation; Consents. The execution, delivery and performance by each of Pension Benefit and Sellers of this Agreement and the consummation by each of them of the transactions contemplated hereby do not and will not (a) contravene or constitute a default under or give rise to (or give rise after the giving of notice, the passage of time or both) a right of termination, cancellation or acceleration of any obligation of Pension Benefit and/or Sellers or to a loss of any benefit to which any of Pension Benefit and Sellers is entitled under any provision of (i) Pension Benefit's Articles of Incorporation or Bylaws, (ii) any law, regulation, judgment, injunction, order or decree binding upon Pension Benefit and Sellers or their respective properties, including without limitation, the Purchased Assets, or (iii) any agreement, contract or other instrument binding upon Pension Benefit and/or Sellers or any license, franchise, permit or other similar authorization held by any of Pension Benefit and/or Sellers, without limitation; (b) result in the creation or imposition of any Lien on any asset of any of Pension Benefit and/or Sellers, including, without limitation, the Purchased Assets, or (C) require any consent, approval or authorization of, notification to, or filing with any Person.

         5.7 Authorizations. Pension Benefit and Sellers, to the best of their knowledge, possess all permits, licenses, waivers, authorizations, and approvals from third parties, including without limitation, Governmental Authorities, which are necessary to conduct the Business in the manner in which it presently is being conducted (the "Authorizations"). A true, complete and correct list of the Authorizations is attached hereto as Schedule 5.7. The Authorizations are valid, in good standing and in full force and effect and Pension Benefit is in compliance with each such Authorization. No event has occurred with respect to any of the Authorizations which permits, or after notice, or lapse of time, or both, would permit, revocation or termination thereof or would result in any other impairment of the rights of Pension Benefit and/or Sellers with respect to the Authorizations. There are no applications, petitions, objections or other pleadings with any Governmental Authority pending, or threatened, which question the validity of or contest any of the Authorizations.

         5.8 Payment of Taxes. Pension Benefit and Sellers have filed all federal, state, and local tax returns required to be filed and has made timely payment of all taxes which are due and payable, including any and all employment taxes of every nature, kind and character and there exists no tax liens or other encumbrances on any of the Purchased Assets being sold pursuant to this Agreement.

         5.9 Financial Statements. Attached hereto as Schedule 5.9 is a true, complete and correct copy of the unaudited balance sheet of Pension Benefit as of March 31, 1997 (the "Balance Sheet") and unaudited statement of operations of Pension Benefit as of March 31, 1997 (the "Income Statement" and together with the Balance Sheet, the "Financial Statements"). The Financial Statements present fairly, in accordance with the books and records of Pension Benefit, the financial position of Pension Benefit as of the date indicated and the results of operations and cash flows of Pension Benefit for the periods then ended; provided, however, that such balance sheet fails to disclose a promissory note for $60,000 payable to Leonard Taylor ("Taylor"), issued for the redemption of shares of common stock of Pension Benefit owned by Taylor.

         5.10    Absence of Certain Changes.   Since March 31, 1997, there has
not been any transaction or occurrence in which Pension Benefit has:

         (a) failed to pay or discharge when due any liabilities the failure of which to pay or discharge has caused or will cause any damage or risk of loss to Pension Benefit or any of Pension Benefit's assets or properties, including without limitation, the Purchased Assets;

         (b) sold, encumbered, assigned or transferred any of the Purchased Assets;

         (c) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the Purchased Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance; provided, however, that Pension Benefit has incurred that certain promissory note for $60,000 payable to Taylor referenced in Section 5.9;

         (d) made or suffered any amendment or termination of any Contract to which it is a party or by which it or the Purchased Assets are bound, or canceled, modified or waived any debts or claims held by it or waived any rights held by it, whether or not in the ordinary course of business;

         (e) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares; provided, however, that Pension Benefit has redeemed those certain shares of common stock of Pension Benefit owned by Taylor referenced in Section 5.9;

         (f) suffered any damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting the Business, Purchased Assets, operations, prospects or condition (financial or otherwise) of Pension Benefit or (ii) of any item or items carried on its books of account individually or in the aggregate at more than $10,000, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations;

         (g) suffered any material adverse change in the Business, Purchased Assets, operations, prospects or condition (financial or otherwise) of Pension Benefit;

         (h) received notice or had knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on the Business, Purchased Assets, operations, prospects or condition (financial or otherwise) of Pension Benefit;

         (i) made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $10,000;

         (j) changed any of the accounting principles followed by it or the methods of applying such principles; or

         (k) entered into any transaction other than in the ordinary course of business consistent with past practice.

         5.11 Absence of Undisclosed Liabilities. Pension Benefit has no known liabilities or obligations of any kind, except as and to the extent reflected, reserved against or otherwise disclosed in the Financial Statements.

         5.12 Title to Assets. Except for the leasehold interests identified on the Schedules hereto, Pension Benefit and Sellers have good and marketable title to all of the Purchased Assets, free and clear of all mortgages, liens, pledges, charges, or encumbrances of any nature, kind or character whatsoever.

         5.13 Litigation and Claims. There are no (a) legal, administrative, arbitration, or other proceedings pending against Pension Benefit and/or any of the Sellers and neither Pension Benefit and/or any of the Sellers know of any basis therefor, and (b) there are no (i) governmental investigations or (ii) proposed or threatened claims of any party not fully covered by insurance. Pension Benefit and/or Sellers have substantially complied with, and are not in default in any material respect under any law, ordinance, requirements, regulations or orders applicable to the Business, including without limitation all applicable safety, environmental, pollution, and equal opportunity (including affirmative action compliance) laws or regulations. Pension Benefit and/or Sellers have complied with and is not in default in any material respect under any applicable federal, state, and local laws and regulations relating to the employment of labor, including without limitation, federal, state, and local withholding tax laws, federal labor laws, wage and hour laws and discrimination laws.

         5.14 Condition of Purchased Assets. All of the Purchased Assets are in good operating condition and repair, subject only to usual wear and tear from normal use thereof.

         5.15 Contracts. Schedule 1.1 annexed hereto sets forth a complete and accurate list of all material contracts to which Pension Benefit and/or any of the Sellers are a party or which affect or relate to the Purchased Assets or the Business or are used or useful in the Business as a going concern (each a, "Contract" and collectively, the "Contracts") including, without limitation, those set forth below. As used herein, the term Contract includes any written or oral agreement, commitment, understanding or arrangement, including purchase or sales of goods or services commitments and letters of credit or their equivalent.

                 (a) all Contracts (excluding Employee Benefit Plans as defined in Section 5.20(a)) providing for a commitment of employment or consultation services, including, without limitation, with any agent, employee, partner, officer, director or shareholder;

                 (b) all Contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability of any of the Sellers to engage in any business activity or compete with any Person in connection with the Business or, prohibiting or materially limiting the ability of any Person to compete with Pension Benefit and/or any of the Sellers in connection with the Business;

                 (d) all lease, rental or occupancy agreements, licenses, installment and conditional sales agreements, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

                 (e) all licensing agreements or other Contracts with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of intellectual property assets;

                 (f) all material partnership, joint venture, shareholders' or other similar Contracts with any Person in connection with the Business;

                 (g) all Contracts with sales agencies or franchises with whom Pension Benefit and/or any of the Sellers deal(s) in connection with the Business;

                 (h) all Contracts relating to the future disposition or acquisition of any Assets individually or in the aggregate material to the Condition of the Business;

                 (i) all Contracts of warranty, guaranty, surety and/or other similar undertakings extended by Pension Benefit and/or any of the Sellers;

                 (j) all powers of attorney that are currently effective and outstanding;

                 (k)      all other Contracts with respect to the Business that
         (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to Pension Benefit and/or Sellers of more than $5,000 annually and (B) cannot be terminated within ninety (90) days after giving notice of termination without resulting in any material cost or penalty to Pension Benefit, including promissory notes, loan, credit or other financing agreements or arrangements or evidence of indebtedness; and

                 (l) all amendments, supplements, and modifications (whether oral or written) in respect of any of the foregoing.

Pension Benefit and/or Sellers have performed in all respects all contractual obligations required to be performed by it to date under each Contract and, to the best of Seller's knowledge and belief is not in default under any Contract to which it is a party or by which it is bound and no other party to any such Contract is in material default in the performance of its obligations thereunder or has taken any action which constitutes, or with notice or lapse of time would constitute, a breach or anticipatory breach thereof. Except as specifically referenced in Schedule 1.1 all Contracts listed therein are assignable to Buyer without modification of the terms thereof and without the consent of any party other than Pension Benefit who is a party thereto.

         5.16 Owned Personal Property. Schedule 5.16 contains a true and correct list of:

                 (i) All equipment owned by Pension Benefit (including automobiles, if any); and

                 (ii) All furniture and fixtures and other items of tangible personal property owned by Pension Benefit.

         5.17 Books and Records. The books and records of Pension Benefit are, correct and complete in all material respects, have been maintained in accordance with good business practice and in accordance with all laws, regulations and other requirements applicable to its business and operations.

         5.18 Customers. Attached hereto as Schedule 5.18 is a complete and accurate list of all current and active prospective customers of the Business known to any of the Sellers and the approximate dollar value of services that has been and was provided to such customers.

         5.19 Insurance Policies. Schedule 5.19 sets forth a true, complete and correct list and description of all insurance policies in force naming Pension Benefit and any of the Sellers or any employee of Pension Benefit, as an insured or beneficiary or as a loss payee or for which Pension Benefit has paid or is obligated to pay all or part of the premiums including, without limitation, all liability, malpractice, fire, health and life insurance policies. Neither Pension Benefit nor any of the Sellers have received notice of any pending or threatened termination or premium increase (retroactive or otherwise) with respect thereto, and Pension Benefit is in compliance with all conditions contained therein. There have been no lapses (whether cured or not) in the coverage provided under such policies during the term of such policies, as extended or renewed.

         5.20    Employment and Labor Matters.

                 (a) Schedule 5.20(a) contains a true, complete and correct list of (i) all employees of Pension Benefit and (ii) the number of employees in each job classification employed by Pension Benefit along with a complete and accurate Schedule (the "Employee Benefits Schedule") of the direct compensation (including, without limitation, wages, salaries and actual or anticipated bonuses) plus an accurate description of other benefits paid or provided in the fiscal year ended December 31, 1996 and to be paid or provided in the current fiscal year (collectively, the "Employee Benefit Plans"). Schedule 5.20(a) contains true, complete and correct copies of all written personnel policies, rules or procedures and true, complete and correct descriptions of all oral personnel policies, rules or procedures of Pension Benefit. Except as disclosed on Schedule 5.20(a), the employment of all employees of Pension Benefit is terminable at will by Pension Benefit without any penalty or severance obligation of any kind on the part of Pension Benefit and/or the Sellers. Other than as disclosed on Schedule 5.20(a), Pension Benefit shall not owe any amounts to any of its employees for any reason whatsoever as of the Closing Date, including, without limitation, vacation and sick leave.

                 (b) Except as and to the extent set forth in Schedule 5.20(a), (i) no attempt to organize any group or all of the employees of Pension Benefit has been made, proposed or threatened; (ii) Pension Benefit is not a party to any union agreement or collective bargaining agreement or work rules or practices agreed to with any labor organization or employee association applicable to any employees of Pension Benefit, (iii) Pension Benefit has not had any Equal Employment Opportunity Commission charges or other claims of employment discrimination made against it; (iv) no wage and hour department investigations have been made of Pension Benefit; (v) no labor strike, dispute, slowdown, stoppage or lockout is pending or has been threatened against or affecting Pension Benefit, the Business or the Purchased Assets during the past five years; (vi) no union claims to represent any of the employees of Pension Benefit; (vii) Pension Benefit has not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Regulation;
         (viii) no unfair labor practice charge or complaint against Pension Benefit is pending or threatened before the National Labor Relations Board or any similar Governmental Authority; (ix) there is no grievance against Pension Benefit arising out of any collective bargaining agreement or other grievance procedure; and (x) no claim is pending or threatened in any forum by or on behalf of any present or former employee of Pension Benefit, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any Regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

                 (c) None of the Sellers has received any notice that any of the employees of Pension Benefit will terminate his or her employment at any time prior to the Closing Date or will not agree to continue his employment with Buyer on substantially the same terms and conditions after the Closing Date as his or her current employment by Pension Benefit.

         5.21 Interested Transactions. Except as set forth in Schedule 5.21, Pension Benefit is not currently a party to any Contract, loan or other transaction with any of the Sellers or any Relative of the Sellers, or in which any such Person has any direct or indirect interest (other than as a Shareholder or employee of Pension Benefit or Shareholder) in Pension Benefit. For purposes of this Agreement, a "Relative" shall mean, with regard to any natural Person, his spouse, parent, sibling, child, aunt, uncle, niece, nephew or grandparent, or a trustee or other representative appointed to represent any such natural Person. Except as described in Schedule 5.21, none of the Sellers or Relative of the Sellers owns or during the last three years has owned, directly or indirectly, or has during the last three years had a substantial ownership interest in, any Person which is a party to, or in any property which is the subject of, any Contract with Pension Benefit, and none of the Sellers or any Relative of any of the Sellers owns directly or indirectly, or has an interest in, any Person which is in competition with Pension Benefit and/or any of the Sellers.

         5.22 Necessary Assets. The Purchased Assets constitute all of the assets necessary to the operation of the Business as previously conducted by or on behalf of Pension Benefit.

         5.23 Financial Advisor Fees. There is no investment banker, broker, finder or other agent or intermediary which has been retained by or is authorized to act on behalf of Pension Benefit and/or Sellers who might be entitled to any fee or commission from Buyer upon consummation of the transactions contemplated by this Agreement.

         5.24 Disclosure. Neither this Agreement nor any schedule, exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Pension Benefit, or by any of Pension Benefit's directors or officers, in connection with the transactions contemplated hereby, contains any untrue statement of material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to Pension Benefit and/or any of the Sellers which materially and adversely affects the Business, or the prospects or financial condition of Pension Benefit or its properties or assets, which has not been set forth in this Agreement or in the schedules or certificates in writing furnished in connection with the transactions contemplated by this Agreement.


                                  ARTICLE VI

                             Representations and
                             Warranties of Buyer

         As an inducement to Pension Benefit and Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, and with the knowledge that Pension Benefit and Sellers shall rely thereon, Buyer represents and warrants to Pension Benefit and Sellers the following:

         6.1 Capacity. Buyer has the full power, authority and capacity necessary to enter into and perform the obligations under this Agreement, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer, and constitutes the legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         6.2 Organization; Qualification. The Buyer is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Alabama, and the Buyer has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The character of the property owned or leased by the Buyer and the nature of the Business does not require Pension Benefit to be qualified or licensed to transact business in any jurisdiction other than the State of Alabama. SouthFirst Bancshares, Inc. is the sole holder of all of the issued and outstanding capital stock of the Buyer. The Buyer has obtained, or will have obtained by the Closing Date, any consent needed from any third party to the execution, delivery and performance by the Buyer of this Agreement.

         6.3 Governmental Authorization. The execution, delivery and performance by the Buyer of this Agreement and the consummation by it of the transactions contemplated hereby requires no action by or in respect of, or filing with any Governmental Authority.

         6.4 Litigation. There is no governmental investigation or proceeding or governmental or private litigation pending or threatened against Buyer or relating to Buyer's business that would impair Buyer's ability to perform its obligations under this Agreement, nor is there any basis therefor and there are no outstanding judgments, orders, writs, injunctions or decrees of any court, government or governmental agency against or affecting Buyer's ability to perform its obligations under this Agreement.

         6.5 Disclosure. Neither this Agreement nor any certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Buyer in connection with the transactions contemplated hereby, contains any untrue statement of material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.

         6.6 Financial Advisor Fees. There is no investment banker, broker, finder or other agent or intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer upon consummation of the transactions contemplated by this Agreement.


                                 ARTICLE VII

                             Additional Covenants

         7.1 Conduct of Pension Benefit's Business. Prior to the Closing Date, Pension Benefit and/or Sellers shall:

                 (a) not issue or sell or enter into any Contract to issue or sell, any shares of capital stock of Pension Benefit, or any options, warrants, securities or rights exchangeable for any such shares, or rights to purchase the foregoing, without the prior written consent of Buyer;

                 (b) not purchase or redeem or Contract to purchase or redeem any shares of capital stock of Pension Benefit, without the prior written consent of Buyer;

                 (c) not propose, solicit or enter into any Contract with any Person providing for or relating to the acquisition or proposed acquisition of Pension Benefit, any shares of capital stock of Pension Benefit, or the Purchased Assets, whether by way of merger, consolidation, purchase of shares, purchase of assets or otherwise, without the prior written consent of Buyer;

                 (d) not enter into any Contract relating to the proposed or actual acquisition of any portion of the capital stock, assets or business of any Person, without the prior written consent of Buyer;

                 (e) conduct the Business only in the normal and ordinary course, consistent with past practice, in substantially the same manner as presently being conducted, and refrain from entering into any transaction or Contract other than in the ordinary course of business consistent with past practice;

                 (f) consult with Buyer prior to undertaking any new business opportunity and not undertake such new business opportunity, without the prior written consent of Buyer;

                 (g) notify Buyer in writing of any emergency or other change in the normal course of the operation of Pension Benefit, the Business or the Purchased Assets and of any complaints, investigations, adjudicatory proceedings or hearings of any Governmental Authority (or communications indicating that the same may be contemplated), affecting Pension Benefit, the Sellers, the Business or the Purchased Assets, and keep Buyer fully informed of such events and permit its representatives access to all materials prepared in connection therewith;

                 (h) not enter into any new employment Contract or any commitment to employees (including any commitment to pay retirement or other benefits), without the prior written consent of Buyer;

                 (i) not increase the compensation (including fringe benefits) payable or to become payable to any officer, director or employee of Pension Benefit, without the prior written consent of Buyer;

                 (j) not change the banking or safe deposit arrangements of Pension Benefit;

                 (k) except in the ordinary course of business consistent with past practice, not (i) create or incur any indebtedness, (ii) enter into or terminate any lease of real property, or (iii) release or create any Liens;

                 (l) except in the ordinary course of business consistent with past practice, not make or commit to make any capital expenditure, or enter into any lease of equipment as lessee or lessor;

                 (m) not declare or pay any dividend or increase any compensation (including fringe benefits) paid to Sellers or any Relative of the Sellers, without the prior written consent of Buyer;

                 (n) not sell any asset or make any commitment relating to the Purchased Assets other than in the ordinary course of business consistent with past practice;

                 (o) not make any changes in the accounting methods or practices of Pension Benefit;

                 (p) not take any action, or omit to take any action, which would cause the representations and warranties contained in
         Article V hereof to be incorrect or incomplete; and

                 (q) not enter into any Contract which will result in or cause to occur a violation of any of the items contained in paragraphs
         (a) through (p) of this Section.

         7.2 Tax Returns and Reports. Pension Benefit shall prepare and file or cause the preparation and filing of all Tax Returns, required by law, and promptly pay all Taxes which are required through and as of the Closing Date. In the event that Pension Benefit should subsequently be held liable for any deficiency in respect of Taxes attributable to periods ending on or including the Closing Date, and in the event that contrary to the provisions of this Agreement, Buyer is for any reason required to pay any such amounts, Sellers shall promptly pay or reimburse Buyer for any such payments, plus interest and penalties assessed by any taxing authority thereon.

         7.3 Payment of Pension Benefit's Obligations. With the exception of those obligations expressly provided to be assumed by Buyer hereunder, Pension Benefit shall pay, fulfill, perform, and discharge when due all duties and obligations of Pension Benefit relating to the Business which could in any way give rise to a claim against Buyer or the Purchased Assets.

         7.4 Access and Information. From the date hereof until the Closing Date, Sellers shall cause Pension Benefit to afford to Buyer and its officers, directors, employees, counsel, accountants, advisors, representatives and agents (collectively, "Representatives") access, upon reasonable prior notice, to the officers, employees, agents, properties, Purchased Assets, offices and other facilities, and to the books, records and Contracts of Buyer and shall furnish Buyer and such Representatives all relevant financial, operating and other data and information which Buyer or such Representatives may from time to time reasonably request.

         7.5 Consents and Approvals. Pension Benefit and Sellers agree to use their best efforts to obtain the waiver, consent and approval of all Persons whose waiver, consent or approval (i) is required in order to consummate the transactions contemplated by this Agreement, or (ii) is required by any Contract or decree, injunction, judgment, order, ruling, writ or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority (collectively, an "Order") to which Pension Benefit or any of the Sellers are a party or subject on the Closing Date. All written waivers, consents and approvals obtained by Pension Benefit and Sellers shall be produced any time prior to or at Closing in form and substance satisfactory to Buyer.

         7.6 Further Assurances. At any time or from time to time after the Closing, Pension Benefit and Sellers shall execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to (a) vest in Buyer title to and possession of the Purchased Assets, (b) perfect and record, if necessary, the sale, assignment, conveyance, transfer, and delivery to Buyer of the Purchased Assets and (c) otherwise evidence the consummation of the transactions contemplated hereby.
At or after the Closing, Pension Benefit and Sellers shall promptly deliver to Buyer the original of any mail or other communication received by them after the Closing Date pertaining to the Business, the Purchased Assets or the Assumed Liabilities and any moneys, checks or other instruments of payment to which Buyer is entitled.

         7.7 Risk of Loss. Pension Benefit assumes all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement until the Closing. If the condemnation, destruction, loss, or damage is such that the Business is materially interrupted or curtailed or any of the Purchased Assets are materially affected, then Buyer shall have the right to terminate this Agreement. If Buyer nonetheless elects to close the transactions contemplated hereby, Pension Benefit shall remit all net condemnation proceeds or third party insurance proceeds to Buyer and the consideration for the Purchased Assets shall be adjusted to reflect such condemnation, destruction, loss or damage to the extent that insurance or condemnation proceeds are not sufficient to cover such destruction, loss or damage.

         7.8 Employment Agreements. At Closing, Buyer shall cause each of the Sellers to and each of the Sellers agree to duly execute and deliver an employment agreement (collectively, the "Employment Agreements") substantially in the forms as annexed hereto as Exhibit C.

                                 ARTICLE VIII

                              Closing Conditions

         8.1 Conditions Precedent to Obligations of Pension Benefit and Sellers. The obligation of Pension Benefit and Sellers to proceed with the transactions contemplated hereunder to be consummated at the Closing are subject, at the option of Pension Benefit and Sellers, to the fulfillment of each and all of the following conditions at or prior to the Closing Date:

                 (a) All representations and warranties of Buyer contained in Article VI hereof shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date.

                 (b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by Buyer at or before the Closing Date (including those set forth in Section 4.3 above) shall have been fully performed when due.

                 (c) There shall have been delivered to Pension Benefit a closing certificate from the Buyer confirming that the foregoing conditions precedent have been properly fulfilled.

                 (d) Pension Benefit shall have received from Buyer Financial Statements of Buyer as of a date not more than six (6) months prior to the Closing Date.

         8.2 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to proceed with the transactions contemplated hereunder to be consummated at the Closing are subject, at the option of Buyer, to the fulfillment of each and all of the following conditions at or prior to the Closing Date:

                 (a) All representations and warranties of Pension Benefit and/or Sellers contained in Article V hereof shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date.

                 (b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by the Pension Benefit and/or Sellers at or before the Closing Date (including those set forth in Section 4.2 above) shall have been fully performed when due.

                 (c) Pension Benefit shall have delivered to Buyer a closing certificate, dated as of the Closing Date, confirming that the foregoing conditions precedent have been properly fulfilled.

                 (d) Buyer shall have received certification from the State of Alabama that Pension Benefit has paid all taxes in said state.

                 (e) Buyer shall have negotiated terms of employment with those employees of Pension Benefit that it desires to retain in the Business. In that regard, Buyer shall have the right, but not the obligation, to offer employment to the current employees of Pension Benefit.

         8.3 Best Efforts. Each party agrees that it will utilize its best efforts to fulfill all of the closing conditions set forth or referenced in this Article VIII. By way of example, but not limitation, each party agrees that it will utilize its best efforts to obtain all necessary third party consents.

                                  ARTICLE IX

             Survival of Representations and Warranties/Indemnity

         9.1 Survival of Representations and Warranties. All of the representations and warranties of Pension Benefit, Sellers and Buyer contained in this Agreement shall survive the Closing.

         9.2 Pension Benefit's and the Sellers' Indemnity Agreement. Pension Benefit and each of the Sellers shall, jointly and severally, defend, indemnify and hold harmless Buyer and its successors and permitted assigns (and their respective directors, officers, employees, agents and affiliates) from and against any and all direct or indirect requests, demands, claims, payments, defenses, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, liens, causes of action, suits, proceedings, judgments, losses, damages, liabilities, costs and expenses of any kind or nature (including without limitation (i) interest, penalties and reasonable attorneys' fees and expenses, (ii) attorneys' fees and expenses necessary to enforce their rights to indemnification hereunder, and (iii) consultants' fees and other costs of defending or investigating any claim hereunder, whether or not resulting in any liability), and interest on any amount payable as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date or thereafter asserted against, imposed upon or incurred by the Purchased Assets or Buyer or its successors or permitted assigns or any of their respective directors, officers, employees, agents or affiliates based upon, awarded or asserted against in respect of or otherwise in respect of:

                 (a) (i) The operation of Business or the use of the Purchased Assets at any time on or before the Closing Date unless specifically assumed by Buyer pursuant to this Agreement, (ii) any negligent, illegal, unjustified or wrongful act or omission of Pension Benefit, or (iii) any other liabilities of Pension Benefit that are not specifically assumed by Buyer pursuant to this Agreement;

                 (b) Any breach of any representation or warranty or nonfulfillment of any covenant or agreement on the part of Pension Benefit and/or Sellers contained in this Agreement, or any misrepresentation in or omission from or nonfulfillment of any covenant on the part of Pension Benefit and/or Sellers contained in any other agreement, certificate or other instrument furnished or to be furnished to Buyer by Pension Benefit and/or Sellers pursuant to this Agreement;

                 (c) Any intentional or unintentional failure by Pension Benefit and/or any of the Sellers to comply with any bulk sales laws applicable to the transactions contemplated hereby; or

                 (d) Any failure of Pension Benefit to transfer the Purchased Assets to Buyer free and clear of all claims, liens and encumbrances or the failure of Pension Benefit and/or Sellers to obtain, prior to the Closing Date, all consents, approvals and waivers of lessors, landlords, suppliers and other third parties as may be necessary to permit the assignment to Buyer on the Closing Date of Pension Benefit's contracts and agreements and the consummation of the sale of the Purchased Assets to Buyer; or

                 (e) Any and all liabilities, obligations and/or losses incurred or imposed in connection with or based upon any provision of any federal, state or local law or regulation or common law, including Environmental Laws pertaining to health, safety or environmental protection and arising out of any act or omission of Pension Benefit, Pension Benefit's employees, agents or representatives or Pension Benefit's predecessors in interest occurring on or prior to the Closing Date, or arising out of the ownership, use, handling, control or operation of any plant, equipment, container, facility, site, area or property from which any substance was Released into the Environment on or prior to the Closing Date. The term "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment. The term "Environment" means any surface or ground water, drinking water supply, land, surface or subsurface strata, or the ambient air. The term "Environmental Laws" shall mean the Resource, Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (Super Fund), the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act and all other United States Federal and state and local laws and regulations concerning protection of the Environment and the transportation, storage, treatment or disposal of any Hazardous Materials. The term "Hazardous Materials" shall mean and include all hazardous substances, hazardous waste, toxic substances or hazardous materials or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, the statutes listed in the definition of Environmental Laws.

         9.3 Buyer's Indemnity Agreement. Buyer shall defend, indemnify and hold harmless Pension Benefit and/or Sellers and their successors and permitted assigns (and their respective directors, officers, employees, agents and affiliates) from and against any and all direct or indirect requests, demands, claims, payments, defenses, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, liens, causes of action, suits, proceedings, judgments, losses, damages, liabilities, costs and expenses of any kind or nature (including without limitation (i) interest, penalties and reasonable attorneys' fees and expenses, (ii) attorneys' fees and expenses necessary to enforce their rights to indemnification hereunder, and (iii) consultants' fees and other costs of defending or investigating any claim hereunder, whether or not resulting in any liability), and interest on any amount payable as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date or thereafter asserted against, imposed upon or incurred by Pension Benefit and/or Sellers or its successors or permitted assigns or any of their respective directors, officers, employees, agents or affiliates based upon, awarded or asserted against in respect of or otherwise in respect of:

                 (a) Any breach of any representation and warranty or non-fulfillment of any covenant or agreement on the part of Buyer contained in this Agreement, or any misrepresentation in or omission from or non-fulfillment of any covenant on the part of Buyer contained in any other agreement, certificate or other instrument furnished or to be furnished to Pension Benefit by Buyer pursuant to this Agreement; or

                 (b) Buyer's failure to comply, pay, perform or otherwise comply with any of the Assumed Liabilities specifically and expressly assumed by Buyer at Closing.

         9.4 Conditions of Indemnification. The obligations and liabilities of the parties under Sections 9.2 and 9.3 with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

                 (a) The party hereby seeking indemnification (the "Indemnitee") will give the other party hereto (the "Indemnitor") notice of any such claims promptly after the Indemnitee receives notice thereof, and the Indemnitor will accept the defense thereof by counsel of its own choosing reasonably acceptable to the Indemnitee; provided, however, the failure to give such notice shall not relive the Indemnitor of its obligations hereunder except and to the extent he or it is prejudiced thereby.

                 (b) In the event that the Indemnitor, within a reasonable time after notice of any such claim, fails to defend against such claim, the Indemnitee (upon further notice to the Indemnitor) will have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnitor, subject to the right of the Indemnitor to assume the defense of such claim at any time prior to the settlement, compromise or final determination thereof;

                 (c) Anything in this Section 9.4 to the contrary notwithstanding, (i) if the Indemnitee shall so elect, the Indemnitee shall have the right, at its sole cost and expense, to defend, compromise or settle such claim or to participate in the defense of any claim being defended by the Indemnitor, (ii) the Indemnitor shall not, without the Indemnitee's written consent, settle or compromise any claim or consent to entry of any judgment which does not include an unconditional term thereof giving the Indemnitee a release from all liability in respect of such claim by the claimant or the plaintiff, and (iii) the Indemnitor agrees to act in good faith with due regard to the Indemnitee's on- going business interests to the extent compatible with an efficient and cost effective resolution of the dispute.

         9.5 Payment. The Indemnitor shall promptly pay the Indemnitee any amount due under this Article IX. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnitor shall pay promptly on behalf of the Indemnitee, and/or to the Indemnitee in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnitee with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnitor desires to appeal from an adverse judgment, then the Indemnitor shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnitor of such amounts, the Indemnitor shall succeed to the rights of such Indemnitee, to the extent not waived in settlement, against the third party who made such third party claim.

         9.6 No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to Indemnification hereunder, regardless of whether the party seeking Indemnification had knowledge at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, of the breach, violation or failure of condition constituting the basis of any claim.

         9.7 Adjustment of Liability. In the event an Indemnitor is required to make any payment under this Article IX in respect of any damages, liability, obligation, loss, claim, or other amount indemnified hereunder, such Indemnitor shall pay the Indemnitee an amount (the "Adjusted Amount") which is equal to the sum of (i) the amount of such damages, liability, obligation, loss, claim or other amount, minus (ii) the amount of any insurance proceeds the Indemnitee actually receives with respect thereto, minus (iii) any third party payments actually received by the Indemnitee with respect to such damages, liability, obligation, loss, claim or other amount after demand or notice to such third party from the Indemnitor (with the consent of the Indemnitee which will not be unreasonably withheld), plus (iv) the amount of the Net Tax Liability. "Net Tax Liability" shall be equal to the amount, if any, by which, the sum of all federal, state, and local taxes, if any, required to be paid by such Indemnitee in respect of the receipt or accrual of the Adjusted Amount exceeds the sum of (a) the value of any reduction in taxes of such Indemnitee by reason of deductions, credits or allowances in respect of the payment or accrual of the damages, liability, obligation, loss, claim or other amount included in clause (i) above recognized by such Indemnitee in the same year in which the taxes in respect of the receipt or accrual by such Indemnitee of the Adjusted Amount would be payable and (b) the net present value of any reduction in taxes of such Indemnitee by reason of deductions, credits or allowances in respect of the payment or accrual of the damages, liability, obligation, loss, claim or other amount included in clause (i) above recognized by such Indemnitee in years thereafter. The net present value of any such reduction in taxes shall be determined by discounting the amount of such reduction in taxes semi-annually from the date such tax saving is recognized or reasonably expected to be recognized (which shall be deemed to be the date the applicable tax return on which such tax saving would be properly reflected is due, without extensions) to the date of payment of the applicable indemnity by such Indemnitor, applying a discount factor equal to the interest rate federal income tax deficiencies in effect at the time of such adjustment. For purposes of determining the amount of any taxes required to be paid and any tax savings recognized or reasonably expected to be recognized by such Indemnitee hereunder, it shall be assumed that such

Indemnitee is subject to tax in each applicable taxing jurisdiction at the highest applicable marginal rate then in effect in such jurisdiction.

         9.8 Limitation of Liability. In no event shall the liability of Pension Benefit and the Sellers pursuant to this Article IX exceed the Purchase Price.

         9.9 Non-Exclusive Remedy. The rights and remedies of the parties hereto pursuant to this Article IX are in addition to and not in lieu of other rights and remedies available at law or in equity.

                                  ARTICLE X

                           Termination of Agreement

         10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                 (a) By mutual agreement of Buyer and Pension Benefit and/or Sellers;

                 (b) By Pension Benefit and/or Sellers, if Pension Benefit and/or Sellers shall discover that any representation or warranty made by Buyer herein is false in any material respect or if Buyer shall have breached any of its agreements and covenants contained herein in any material respect;

                 (c) By Buyer, if Buyer shall discover that any representation or warranty made by Pension Benefit and/or any of the Sellers herein is false in any material respect or if Pension Benefit and/or any of the Sellers shall have breached any of its agreements and covenants contained herein in any material respect;

                 (d) By Pension Benefit and/or Sellers or Buyer, provided that the terminating party is not in default hereunder, if the Closing shall not have occurred on or before April 18, 1997.

                 (e) By Buyer if at any time Buyer shall determine that the conditions set forth in Section 4.2 and 8.2 hereof cannot be satisfied.

                                  ARTICLE XI

                                Miscellaneous

         11.1 Expenses. Except as otherwise specifically provided herein the Buyer on the one hand and Pension Benefit and/or Sellers on the other shall pay their own respective expenses, including the fees and disbursements of their respective counsel in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby. This Section 11.1 shall expressly survive the termination of this Agreement.

         11.2 Entire Agreement. This Agreement, including all schedules and exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by the party against whom enforcement is sought.

         11.3 Waivers and Consents. All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.

         11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given only if (i) personally delivered or (ii) three (3) business days after mailing, postage prepaid, by certified mail or (iii) when delivered (and receipted for) by an overnight delivery service, addressed in each case as follows:

                 (a)      If to Buyer to:

                          Benefit Financial Services, Inc.
                          126 North Norton Avenue
                          Sylacauga, Alabama 35150
                          Attn: Donald C. Stroup

                          with a copy in like manner to

                          Smith, Gambrell & Russell, LLP
                          3343 Peachtree Road, N.E.
                          Suite 1800
                          Atlanta, Georgia 30326-1010
                          Attn: W. Thomas King, Esq.

                 (b)      If to Pension Benefit and/or to the Sellers to

                          Pension & Benefit Financial Services, Inc.
                          60 Commerce Street
                          Suite 1001
                          Montgomery, Alabama 36101
                          Attn: J. Malcomb Massey


                          With a copy in like manner to:

                          Capell, Howard, Knabe & Cobbs, P.A.
                          57 Adams Avenue
                          Montgomery, Alabama 36104-4045
                          Attn:  D. Kyle Johnson, Esq.

Buyer on the one hand, and Pension Benefit and/or Sellers, on the other, may change the address(es) for the giving of notices and communications to them or to it, as the case may be, by written notice to the other parties in conformity with the foregoing.

         11.5 Sales and Use Taxes. Pension Benefit shall be responsible for payment of any sales, use or similar taxes arising on account of the transactions contemplated herein.

         11.6 Bulk Sales. Pension Benefit hereby waives compliance by Buyer with the provisions of the bulk sales laws of any state.

         11.7 Gender. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

         11.8 Right to Open Mail. Pension Benefit and Sellers agree and hereby authorize and empower Buyer from and after the Closing Date (i) to receive and open mail addressed to Pension Benefit and any of the Sellers; and
(ii) to deal with the contents thereof in any manner as Buyer sees fit, provided that such mail and the contents thereof relate to the business presently conducted by Pension Benefit and/or the Sellers, or to any of the Purchased Assets, or to any of the liabilities or obligations assumed by Buyer pursuant to this Agreement.

         11.9 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the internal laws of the State of Alabama.

         11.10   Arbitration.

                 (a) Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Sylacauga, Alabama in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Section 11.10. The interpretation and enforceability of this Section 11.10 shall be governed exclusively by the Federal Arbitration Act, 9 U.S.C. Section Section 1-16.

                 (b) If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $50,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

                 (c) The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

                 (d) The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

                 (e) Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction.

                 (f) All proceedings under this Section 11.10, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

                 (g) The fact that the dispute resolution procedures specified in this Section 11.10 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party and to the right of set off provided herein.

                 (h) All applicable statutes of limitation shall be tolled while the procedures specified in this Section 11.10 are pending. The parties will take such action, if any, required to effectuate such tolling.

         11.11 Parties in Interest. Buyer may transfer and assign this Agreement and its rights hereunder to any affiliate of Buyer without the consent of Pension Benefit. Except as expressly stated above, this

Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than with the written consent of the other parties hereto and any attempted transfer, assignment, pledge or hypothecation without such consent shall be null and void and of no effect. Subject to the foregoing restrictions, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

         11.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

         11.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.

                                  "PENSION BENEFIT"

                                  PENSION & BENEFIT FINANCIAL SERVICES, INC.

                                  By:   /s/ J. Malcomb Massey
                                     -------------------------------------
                                  Title:  President and Chief Executive
                                          Officer
                                        ----------------------------------

                                  "SELLERS"

                                  /s/ Bill G. Lambert               (L.S.)
                                  ----------------------------------
                                  BILL G. LAMBERT


                                  /s/ J. Malcomb Massey             (L.S.)
                                  ----------------------------------
                                  J. MALCOMB MASSEY


                                  /s/ Ruth M. Roper                 (L.S.)
                                  ----------------------------------
                                  RUTH M. ROPER


                                  "BUYER"

                                  BENEFIT FINANCIAL SERVICES, INC.


                                  By: /s/ Donald C. Stroup
                                     -------------------------------------
                                  Title: President and Chief Executive
                                         Officer
                                         ---------------------------------